Exhibit 99.1

Press Release

Chelsea Therapeutics Initiates Northera Study 306 in Neurogenic Orthostatic Hypotension

Associated with Parkinson’s Disease and Provides Update on Status of Phase II Study of

CH-4051 in Rheumatoid Arthritis

CHARLOTTE, NC, June 29, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced the initiation of Study 306, a pivotal Phase III trial evaluating the efficacy of NORTHERA™, an oral synthetic precursor of norepinephrine, for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) associated with Parkinson’s disease.

Parkinson’s disease (PD) is the second most common neurodegenerative disorder in America. As a result of decreased levels of norepinephrine associated with PD, approximately 20% of PD patients may experience symptomatic NOH. NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, and falls. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and generating significant health care costs, but also severely affecting the quality of life for patients and their loved ones.

“Northera demonstrated highly statistically significant and broad symptomatic benefit in Parkinson’s patients suffering from neurogenic orthostatic hypotension in our first Phase III trial,” said Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We look forward to confirming these findings and believe data from this trial combined with the results of Study 301, which is on-track to report out in September, will clearly support a robust new drug application next year.”

Study 306 is a randomized, placebo-controlled, induction-design Phase III trial targeting the treatment of 84 patients with symptomatic NOH associated with Parkinson’s disease. All centers participating in the trial are in the U.S. The trial is up to 12 weeks in duration and includes an initial, blinded dose titration period lasting up to two weeks, after which all patients will continue on to an 8-week double-blind treatment period. During the blinded titration period, patients randomized into the treatment arm will be titrated daily with up to 600 mg of Northera t.i.d. to achieve maximum therapeutic benefit while patients randomized to placebo will undergo the titration using placebo capsules.

The primary endpoint of the trial will be the relative mean change in the Orthostatic Hypotension Questionnaire (OHQ) composite score between Northera and placebo. The OHQ composite score is a single endpoint that reflects the average of the composite orthostatic hypotension symptom assessment (OHSA) score and the composite orthostatic hypotension daily activities scale (OHDAS) score. In addition to individual and composite OHSA and OHDAS scores, secondary outcome measures in the study include falls, Unified Parkinson’s Disease Rating Scale (UPDRS), and Parkinson’s Disease Questionnaire (PDQ-39).

Update on CH-4051 Phase II in Rheumatoid Arthritis

Following a conference call earlier this month with the U.S. Food and Drug Administration (FDA), Chelsea received written comments from the FDA detailing their information requests related to the company’s Phase II trial of CH-4051 in rheumatoid arthritis (RA). As previously announced, the FDA is requesting additional detail from Chelsea’s preclinical studies, notably histological reports from lower dose groups in the completed toxicology studies, to establish the no-observable-adverse-effect-level (NOAEL) in this animal model and support proposed Phase II doses.

“Given the known toxicities and side-effects of methotrexate, the most widely prescribed antifolate, we believe that the FDA is interested in fully characterizing the safety of our proposed Phase II doses of CH-4051,” commented Dr. Simon Pedder. “It is, in part, why we believe there exists a significant need for both a safer and more effective antifolate treatment alternative. The purpose of the new proposed trial is to test if the safety and efficacy of CH-4051 will show improved tolerability and reduced hepatotoxicty as compared to the MTX.”

Chelsea anticipates completion of the requested histology reports by late July. In the interim, the company continues to explore potential strategies for further mitigating any FDA concerns regarding dose while allowing for evaluation of the full dose range and minimizing potential program delays. Chelsea anticipates filing a response to the FDA in late July, at which time the agency will have 30 days to review and respond to the submission.

About Northera™

Northera (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing phase II trial and completed a phase II trial in intradialytic hypotension (IDH) with positive results.

About CH-4051

CH-4051 is the L-isomer of CH-1504 and second drug candidate from Chelsea’s portfolio of orally bioavailable, non-metabolized antifolates. Both are orally available molecules with anti-inflammatory, autoimmune and anti-tumor properties that potently inhibit dihydrofolate reductase, an enzyme required for cell proliferation. Preclinical and clinical data to date suggests superior safety and tolerability, as well as increased potency versus methotrexate, or MTX, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Diseases that may potentially be treated with these compounds include rheumatoid arthritis, psoriasis, Crohn’s disease, ankylosing spondylitis, Uveitus, psoriatic arthritis and several different kinds of cancer.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Northera™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Northera, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Chelsea Therapeutics:

Kathryn McNeil

Investor/Media Relations

718-788-2856